Exhibit 8.1

Details of the subsidiaries of GeoPark as of December 31, 2022, are set out below:

Name	Jurisdiction
GeoPark Argentina S.A.	Argentina
GeoPark Colombia E&P Sucursal Colombia	Colombia
GeoPark Brasil Exploração e Produção de Petróleo e Gás Ltda.	Brazil
GeoPark Chile S.p.A.	Chile
GeoPark Fell S.p.A.	Chile
GeoPark Magallanes Limitada	Chile
GeoPark TdF S.p.A.	Chile
GeoPark Colombia S.A.S.	Colombia
GeoPark Colombia S.L.U.	Spain
GeoPark Perú S.A.C.	Peru
GeoPark Ecuador S.A.	Ecuador
GeoPark Colombia E&P S.A.	Panama
GeoPark México S.A.P.I. de C.V.	Mexico
GeoPark E&P S.A.P.I. de C.V.	Mexico
GeoPark (UK) Limited	United Kingdom
Amerisur Resources Limited	United Kingdom
Amerisur Exploración Colombia Limited	British Virgin Islands
Amerisur Exploración Colombia Limited Sucursal Colombia	Colombia
Yarumal S.A.S.	Colombia
Petrodorado South America S.A.	Panama
Petrodorado South America S.A. Sucursal Colombia	Colombia
Fenix Oil & Gas Limited	British Virgin Islands
Fenix Oil & Gas Limited Sucursal Colombia	Colombia
Amerisurexplor Ecuador S.A.	Ecuador
Amerisur S.A.	Paraguay
Market Access LLP	United States